Exhibit 10.2
BROWN-FORMAN 2004 OMNIBUS COMPENSATION PLAN
NON-EMPLOYEE DIRECTOR STOCK APPRECIATION RIGHT AWARD
Capitalized terms used below have the definitions assigned to them in the Brown-Forman 2004
Omnibus Compensation Plan, effective July 22, 2004 (the “Plan”), or as defined herein.
SUMMARY

Participant:	[Name]
Grant Date:	July XX, 20XX
First Exercise Date:	July 22, 20XX
Expiration Date:	April 30, 20XX
Number of Shares:	[Number]
Class of Shares:	Brown-Forman Corporation Class B Common
Grant Price:	[$ ]
THIS AWARD, effective as of the Grant Date set out above, represents the grant of a stock appreciation right by Brown-Forman Corporation, a Delaware corporation (the “Company”) to the Participant named above, who is a Non-Employee Director of the Company pursuant to the Plan.
1. Grant of Stock Appreciation Right. The Company hereby grants to the Participant a Stock-settled Stock Appreciation Right (the “SSAR”), subject to the terms and conditions set out within this Award and to the terms of the Plan.
2. Value of the SSAR. The SSAR shall entitle the Participant, upon exercise of the SSAR (in whole or in part), to receive from the Company an amount (payable in the form of Class B Common Shares) determined by multiplying:
A)	the appreciated value of one Class B Common Share, calculated as the Fair Market Value of one Class B Common Share on the date of exercise minus the Grant Price as shown above; by

B)	the number of Class B Common Shares with respect to which the SSAR is exercised.
3. Term. The term of this Award is for a period of ten years from the first day of the fiscal year of grant. The SSAR will become exercisable on the First Exercise Date shown above, and it must be exercised before the close of business on the Expiration Date shown above.
4. Form of Payment. The Company shall satisfy its obligation upon the Participant’s exercise of the SSAR (in whole or in part) in Class B Common Shares based upon the Fair Market Value or the Company’s Class B Common Shares on the date of exercise, as determined by the Plan Administrator in its sole discretion in accordance with Section 2.24 of the Plan. Notwithstanding the foregoing, no fractional Share shall be distributed in settlement of the SSAR and any portion of the SSAR which would be settled in a fractional Share shall be rounded up to a whole Share with no additional payment to be made in cash except as otherwise permitted by the Internal Revenue Service under an exemption from the application of IRC Section 409A.
5. Termination of Service. In the event the Participant does not remain a Non-Employee Director of the Company during the term of the SSAR, the following rules will apply:
A)	Voluntary Retirement. If the Board service of the Participant terminates by reason of voluntary retirement (non-employee director retirement eligibility to be determined by the Plan Administrator
[2010 Form]

in its sole discretion), the SSAR will continue in force until the earlier of (a) the Expiration Date; or (b) the end of seven years following the date of retirement.

B)	Death. If the Participant dies or terminates Board service due to Disability (“Disability” to be determined by the Plan Administrator in its sole discretion in accordance with Section 2.19 of the Plan), the SSAR must be exercised by the earlier of (a) the Expiration Date or (b) the end of five years following the date of death or termination of Board service due to Disability. An exercisable SSAR shall be exercised by the person(s) named as the Participant’s beneficiary(ies), or, if the Participant has not named one or more beneficiaries, by whoever has acquired the Participant’s rights by will or by the laws of descent and distribution.

C)	Termination for any Other Reasons. If the Participant’s Board service terminates for any reason other than those set out in items A and B immediately above, and in the absence of any action by the Plan Administrator, the SSAR shall expire immediately as of the time and date of termination, and may not be exercised. However, the Plan Administrator, in its sole discretion, based on the facts and circumstances of such termination, may delay the expiration of all or any portion of the SSAR to any date not later than the Expiration Date.
6. Change in Control or Potential Change in Control. In the event of a Change in Control or Potential Change in Control of the Company, as defined in the Plan, the Participant’s rights with respect to the SSAR shall be governed by the terms of Article 11 of the Plan.
7. Rights as a Shareholder. The Participant has no rights as a shareholder (including, but not limited to, the right to receive dividends or dividend equivalents, or to vote on shareholder issues) with respect to Shares potentially available upon exercise of the SSAR. Shareholder rights accrue only to holders of Shares issued and delivered pursuant to exercise of the SSAR.
8. Restrictions on Transfer. The SSAR may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, the SSAR shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s duly appointed legal representative.
9. Recapitalization. If there is any change in the Company’s Shares through the declaration of Share dividends or through recapitalization resulting in Share splits or through merger, consolidation, exchange of Shares, or otherwise, the Plan Administrator shall adjust the number and class of Shares subject to the SSAR, as well as the Grant Price, to prevent dilution or enlargement of rights.
10. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, addressed to the attention of the Compensation Department in Louisville, Kentucky.
11. Continuation of Service. This Award shall not confer upon the Participant any right to continued service as a director of the Company, nor shall this Award interfere in any way with the Company’s right to terminate the Participant’s service at any time.
12. Tax Consequences. By accepting the SSAR, the Participant acknowledges that (i) he or she understands that upon either the grant or the exercise of the SSAR, he or she may recognize adverse tax
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consequences, and (ii) he or she understands that the Company may deduct or withhold, or require the Participant to remit to the Company, an amount of Class B Common Shares sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise of the Participant’s rights under this Award. You are encouraged to consult with a qualified tax advisor concerning the SSAR. In addition, the Participant agrees that the SSAR shall be administered and settled as required for the SSAR to be deemed not to be deferred compensation subject to the provisions of IRC Section 409A or the Treasury Regulations promulgated thereunder.
13. Miscellaneous.
A)	This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of the SSAR as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. The Plan Administrator in conjunction with the Company’s compliance officer may designate periods during which the SSAR may not be exercised by Participants.

The Plan Administrator may, in its sole discretion, administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the SSAR, all of which shall be binding upon the Participant.

B)	Subject to the provisions of the Plan, the Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant.

C)	The Participant agrees to take all steps necessary to comply with all applicable Federal and state securities law in exercising his or her rights under this Award.

D)	This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

E)	The Company’s obligations under the Plan and this Award, with respect to the SSAR, shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

F)	To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.

G)	At all times when IRC Section 162(m) applies, all Awards to Designated Executive Officers shall comply with its requirements, unless the Plan Administrator determines that compliance is not desired or necessary for any Award or Awards. To that end, the Plan Administrator may make such adjustments it deems appropriate for a specific Award or Awards, except that a performance-based Award cannot be replaced by a non-performance-based Award if performance goals are not achieved, nor can the characterization of an Executive Officer as a Designated Executive Officer, once made, change for a given Performance Period.

H)	This Award is subject to the terms of the Plan and Administrative Guidelines promulgated under it
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from time to time. In the event of a conflict between this document and the Plan, the Plan document as well as any determinations made by the Plan Administrator as authorized by the Plan document, shall govern.
[END OF TEXT.]
[2010 Form]

     IN WITNESS WHEREOF, the Company has executed this Award effective as of the Grant Date set forth above.

BROWN-FORMAN CORPORATION
By:
Lisa Steiner
Senior Vice President, Chief Human Resources Officer

[2010 Form]